                                                                      EXHIBIT 99

INVESTOR RELEASE
----------------
FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION CONTACT:
---------------------                       -----------------------------
04/20/00                                    Investors: Mary Healy, 630-623-6429
                                            Media: Anna Rozenich,  630-623-7316

              McDONALD'S REPORTS 14% EPS INCREASE AND ANNOUNCES
              --------------------------------------------------
                $1 BILLION INCREASE IN SHARE REPURCHASE PROGRAM
                -----------------------------------------------


OAK BROOK, IL -- McDonald's Corporation today announced a $1 billion increase in its three-year share repurchase program to $4.5 billion through 2001. It also announced record global results for the quarter ended March 31, 2000.

 .  Diluted net income per common share was 33 cents for the quarter, up 14%;
   17% in constant currencies.

 . In constant currencies, Systemwide sales increased 9%, revenues increased 13% and operating income increased 11%.

 . Europe's operating income increased 15% and its sales increased 12% in constant currencies.

 .  U.S. operating income increased 9% and its sales increased 5%.

 . In Asia/Pacific, operating income increased 20% and sales increased 12% in constant currencies.

 .  The Company repurchased $574 million of stock during the quarter.

   Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, such as Russia, whose functional currency is the U.S. dollar.


-----------------------------------------------------------------------------------------------------------------------
  Key highlights - Consolidated                           2000              1999                Increase
-----------------------------------------------------------------------------------------------------------------------
Dollars in millions, except per common                                                      As            In Constant
 share data                                                                           Reported            Currencies*
-----------------------------------------------------------------------------------------------------------------------
Quarters ended March 31
-----------------------------------------------------------------------------------------------------------------------
Systemwide sales                                      $9,506.7          $8,822.8            8%                9%
-----------------------------------------------------------------------------------------------------------------------
Total revenues                                         3,343.8           3,035.1           10                13
-----------------------------------------------------------------------------------------------------------------------
Operating income                                         768.6             711.6            8                11
-----------------------------------------------------------------------------------------------------------------------
Net income                                               450.9             402.7           12                16
-----------------------------------------------------------------------------------------------------------------------
Net income per
common share - diluted                                     .33               .29           14                17
-----------------------------------------------------------------------------------------------------------------------

*  Excluding the effect of foreign currency translation on reported results.

SUMMARY COMMENTARY

Chairman and Chief Executive Officer Jack M. Greenberg commented, "I am happy to report McDonald's outstanding results this quarter. Diluted earnings per share increased 14% to $.33 for the quarter. In constant currencies, the increase was even stronger at 17%. Total revenues were also strong. They increased 10%, or 13% in constant currencies. Systemwide sales increased 8%, or 9% in constant currencies. Having just concluded a meeting with our worldwide family of owner/operators, partners, suppliers and employees, I can attest that our entire system is energized, focused and excited about our current performance and our future growth opportunities.

     "I am also pleased to announce a $1 billion increase in our share repurchase program, bringing the total program to $4.5 billion through 2001. The strength of our business around the world and our growing free cash flow put us in a position to increase our stock buyback while maintaining a strong credit rating. Using our excess credit capacity to buy stock continues to be an excellent way to provide shareholder value. In addition, we believe McDonald's stock is currently undervalued. Therefore, we have taken this opportunity to be an aggressive buyer, purchasing $574 million, or 16.6 million shares of our common stock in the first quarter. This brought the cumulative purchases to $1.8 billion, or 51 million shares under our three-year share repurchase program."

     Jim Cantalupo, Vice Chairman and President McDonald's Corporation said, "Consolidated operating income increased 11% for the quarter in constant currencies. Europe and the U.S., which together comprise about 80% of operating income, each delivered outstanding results. Europe achieved a sales increase of 12% and a 15% increase in operating income on a constant currency basis. U.S. sales were up 5% and its operating income increased 9% for the quarter. Asia/Pacific's constant currency operating income increase of 20% was also impressive. Strong results in South Korea, as well as strong sales in a number of other markets, helped by the very successful Hello Kitty promotions, contributed to the increase. We have begun to see improvement in Japan's sales trends, although its weak economy is still negatively impacting our business. While Latin America's operating income declined on a constant currency basis, the segment posted sequential improvement since fourth quarter 1999. Results were negatively affected by difficult economic conditions in most markets. We expect profits in Latin America to improve as we progress throughout 2000. We are excited about our plans for 2000 and look forward to an outstanding year for McDonald's around the world."

     Alan Feldman, President McDonald's USA said, "McDonald's U.S. momentum continues as we focus on operations excellence, value, people initiatives and food taste and variety. Beginning tomorrow, our new McSalad Shakers and Chicken McGrill and Crispy Chicken sandwiches will be available in all McDonald's U.S. restaurants. The McSalad Shakers innovative packaging makes it easy for customers to enjoy a crisp, fresh, healthy Chef, Grilled Chicken Caesar or Garden salad on the go. Both our Chicken McGrill with its zesty marinade and the Crispy Chicken with its more flavorful, crispy coating include whole-leaf lettuce and a slice of tomato, offering our customers more reasons to visit McDonald's. We believe these new menu items and the improvements in taste as a result of our new Made For You food preparation system will continue to excite customers and bring them back again and again."

NET INCOME AND NET INCOME PER COMMON SHARE - DILUTED

Net income increased 12 percent and diluted net income per common share increased 14 percent for the quarter (16 and 17 percent in constant currencies, respectively). Weighted average shares outstanding for the quarter were lower compared with the prior year primarily due to shares repurchased. In addition, outstanding stock options had a less dilutive effect than in the prior year. During the first quarter, the Company repurchased 16.6 million shares of its common stock for $574 million.

OPERATING RESULTS

McDonald's operates primarily in the quick-service hamburger restaurant business. In addition, the Company operates other restaurant concepts: Aroma Cafe, Chipotle Mexican Grill and Donatos Pizza. Collectively these three businesses are referred to as "Other Brands." Throughout this report, Other Brands financial information is included in the Other segment, except where specifically noted.

Impact of Foreign Currencies on Reported Results

     While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

     The primary currency negatively affecting reported results for the first quarter was the Euro, which is the currency in 11 of our European markets including France and Germany. This negative effect was partly offset by the stronger Japanese Yen.

Systemwide Sales and Revenues

     Systemwide sales represent sales by Company-operated, franchised and affiliated restaurants. Total revenues include sales by Company-operated restaurants and fees from restaurants operated by franchisees and affiliates. These fees include rent, service fees and royalties that are based on a percent of sales with specified minimum payments, along with initial fees.

     On a global basis, the increases in sales and revenues were due to expansion and positive comparable sales. Foreign currency translation had a negative effect on the growth rates for both Systemwide sales and revenues. The stronger Japanese Yen had a greater positive currency translation effect on sales compared with revenues. This is due to our affiliate structure in Japan. Under this structure, we record a royalty in revenues based on a percentage of Japan's sales, whereas all of Japan's sales are included in Systemwide sales. For this reason, sales were less negatively affected by foreign currency translation than were revenues.

     On a constant currency basis, revenues increased at a higher rate than sales due to the higher unit growth rate of Company-operated restaurants relative to Systemwide restaurants and the consolidation of Argentina and Indonesia for financial reporting purposes.


--------------------------------------------------------------------------------------------------------------
Systemwide sales

Dollars in millions                                 2000               1999            Increase/(Decrease)
---------------------------------------------------------------------------------------------------------------
                                                                                           As      In Constant
                                                                                     Reported      Currencies*
---------------------------------------------------------------------------------------------------------------
Quarters ended March 31
---------------------------------------------------------------------------------------------------------------
U.S.                                            $4,505.0           $4,283.2               5%              n/a
---------------------------------------------------------------------------------------------------------------
Europe                                           2,305.7            2,261.8               2               12%
---------------------------------------------------------------------------------------------------------------
Asia/Pacific                                     1,785.6            1,511.3              18               12
---------------------------------------------------------------------------------------------------------------
Latin America                                      434.1              393.6              10               12
---------------------------------------------------------------------------------------------------------------
Other                                              476.3              372.9              28               25
---------------------------------------------------------------------------------------------------------------
     Total Systemwide sales                     $9,506.7           $8,822.8               8%               9%
---------------------------------------------------------------------------------------------------------------

* Excluding the effect of foreign currency translation on reported results. n/a Not applicable

     U.S. sales increased due to positive comparable sales and expansion. In Europe, expansion and positive comparable sales drove the constant currency sales increase. This segment's results benefited from strong performances in France, Italy and Spain. Germany and the United Kingdom also contributed significantly to the increase.

     Expansion and positive comparable sales also drove the constant currency sales increase in Asia/Pacific. Strong performances in China and South Korea, along with strong sales in Taiwan and several other markets, helped by the very successful Hello Kitty promotions, drove the results. Japan also contributed substantially to the segment's increase due to expansion.

     In Latin America, expansion, partly offset by negative comparable sales, drove the constant currency sales increase. This segment's results benefited from positive comparable sales in Brazil, Mexico and Venezuela.

     In the Other segment, Canada's strong comparable sales and expansion contributed to the increase in sales. In addition, Other Brands contributed $43.2 million to the increase.

Combined Operating Margins

     The combined operating margin information that follows represents margins for the McDonald's restaurant business only.

          --------------------------------------------------------------------------------------------
          Combined operating margins                                             Quarters ended
                                                                                   March 31
                                                                         -----------------------------
                                                                             2000              1999
          --------------------------------------------------------------------------------------------
          Dollars in millions
          --------------------------------------------------------------------------------------------
          Company-operated                                               $  403.3          $  361.1
          --------------------------------------------------------------------------------------------
          Franchised                                                        709.7             677.2
          --------------------------------------------------------------------------------------------
             Combined operating margins                                  $1,113.0          $1,038.3
          --------------------------------------------------------------------------------------------
          Percent of sales/revenues
          --------------------------------------------------------------------------------------------
          Company-operated                                                   16.8%             16.6%
          --------------------------------------------------------------------------------------------
          Franchised                                                         78.6              79.1
          --------------------------------------------------------------------------------------------

     Combined operating margin dollars increased $75 million, or seven percent for the quarter. The increase was primarily driven by expansion and positive comparable sales, partly offset by weaker foreign currencies. Foreign currency translation negatively impacted combined operating margin dollars by $34 million or three percent. Margin dollars in the U.S. and Europe segments accounted for about 80 percent of the combined margin dollars in both years.

     Company-operated margin dollars increased 12 percent and also increased as a percent of sales for the quarter. Payroll costs and occupancy & other expenses decreased as a percent of sales, while food & paper costs increased as a percent of sales.

     As a percent of sales, the U.S. Company-operated margin increased for the quarter. As a percent of sales, food & paper costs decreased, payroll costs increased and occupancy & other operating expenses were flat.

     In Europe, the Company-operated margin also increased as a percent of sales. Payroll costs and occupancy & other operating expenses decreased as a percent of sales, while food & paper costs increased as a percent of sales.

     The increase in Asia/Pacific's Company-operated margin as a percent of sales was primarily due to strong sales performance. In Latin America, the decline in the Company-operated margin as a percent of sales was primarily due to difficult economic conditions experienced by most markets, partly offset by the consolidation of Argentina.

     Franchised margin dollars increased five percent for the quarter, despite a decline in franchised margins as a percent of applicable revenues. The decrease in the margin as a percent of revenues was primarily due to higher occupancy costs as a result of our strategy to lease more sites. By leasing a higher proportion of new sites, we have reduced initial capital requirements. However, as anticipated, this practice reduces franchised margins since the financing costs implicit in the lease are included in occupancy expense, whereas, for owned sites, financing costs are reflected in interest expense.

     In the U.S., Asia/Pacific and Latin America, franchised margins as a percent of revenues declined primarily due to increased occupancy costs. In addition, the consolidation of Argentina and Indonesia contributed to the decline in margins as a percent of revenues in Latin America and Asia/Pacific, respectively.

Selling, General & Administrative Expenses

     Selling, general & administrative expenses increased 11 percent for the quarter, primarily due to spending to support the development of both McDonald's restaurants and Other Brands. Selling, general & administrative expenses included $11 million related to Other Brands. In addition, the consolidation of Argentina and Indonesia contributed to the increase. Excluding Other Brands and the consolidations, selling, general & administrative expenses increased six percent for the quarter.

Other Operating Income and Expense

          ---------------------------------------------------------------------------------------
          Other operating income and expense                              Quarters ended
                                                                             March 31
                                                                  -------------------------------
          Dollars in millions                                         2000              1999
          ---------------------------------------------------------------------------------------
          Gains on sales of restaurant businesses                    $ 15.6            $ 11.3
          ---------------------------------------------------------------------------------------
          Equity in earnings of unconsolidated affiliates              26.4              21.7
          ---------------------------------------------------------------------------------------
          Other                                                       (12.7)            (19.8)
          ---------------------------------------------------------------------------------------
               Total                                                 $ 29.3            $ 13.2
          ---------------------------------------------------------------------------------------

     Other operating income and expense consists of transactions related to franchising and the food service business. The decrease in other expense was primarily related to lower provisions for property dispositions in 2000 and the absence of costs associated with the 1999 implementation of our Made For You food preparation system.

Operating Income

     Operating income increased $57 million, or eight percent for the quarter; 11 percent in constant currencies. The increase was primarily driven by higher combined operating margin dollars and higher other operating income, partly offset by higher selling, general & administrative expenses and weaker foreign currencies.

----------------------------------------------------------------------------------------------------------------
Operating income                                                                     Increase/(Decrease)
                                                                             -----------------------------------
                                                   2000               1999               As          In Constant
Dollars in millions                                                                Reported          Currencies*
-----------------------------------------------------------------------------------------------------------------
Quarters ended March 31
----------------------------------------------------------------------------------------------------------------
U.S.                                             $344.2             $314.8                9%             n/a
----------------------------------------------------------------------------------------------------------------
Europe                                            261.8              252.8                4              15%
----------------------------------------------------------------------------------------------------------------
Asia/Pacific                                      113.4               91.3               24              20
----------------------------------------------------------------------------------------------------------------
Latin America                                      29.8               31.9               (7)             (4)
----------------------------------------------------------------------------------------------------------------
Other                                              19.4               20.8               (7)            (12)
----------------------------------------------------------------------------------------------------------------
      Total operating income                     $768.6             $711.6                8%             11%
----------------------------------------------------------------------------------------------------------------

* Excluding the effect of foreign currency translation on reported results. n/a Not applicable

     U.S. operating income increased $29 million or nine percent for the quarter. The increase was driven by higher combined operating margin dollars and higher other operating income, partly offset by higher selling, general & administrative expenses.

     Europe's operating income increased 15 percent in constant currencies. This performance was primarily due to strong results in France, Italy and Spain. Germany and the United Kingdom also contributed to the increase.

     Operating income in Asia/Pacific increased 20 percent in constant currencies. This segment benefited from strong performances in Australia, South Korea and Taiwan.

     Latin America's operating income declined four percent in constant currencies. The decline was due to difficult economic conditions in most markets in the region, as well as a difficult comparison with strong first quarter 1999 results in Puerto Rico. Partly offsetting this were the strong performances in Brazil and Venezuela as well as the consolidation of Argentina.

     In the Other segment, strong performances in Canada and several other markets were offset by Other Brands operating losses of $9.1 million.

INTEREST EXPENSE AND INCOME TAXES

Lower interest expense for the quarter was primarily the result of lower average interest rates and weaker foreign currencies, partly offset by higher average debt levels.

     The effective income tax rate was 32.0 percent for the first quarter of 2000 compared with 33.0 percent for the first quarter of 1999. For the year 2000, the Company expects its effective income tax rate to be about 32.0 percent.

FORWARD-LOOKING STATEMENTS

Certain forward-looking statements are included in this report. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations and involve a number of risks and uncertainties. Actual results could differ materially due to the effectiveness of operating initiatives and advertising and promotional efforts, the effects of the Euro conversion, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices.

                            McDONALD'S CORPORATION
                  CONDENSED CONSOLIDATED STATEMENT OF INCOME


Dollars and shares in millions, except per common share data
-------------------------------------------------------------------------------------------------------
                                                                                          Inc/(Dec)
Quarters ended March 31,                                            2000       1999        $     %
-------------------------------------------------------------------------------------------------------
SYSTEMWIDE SALES                                                $9,506.7   $8,822.8    683.9      8
Revenues
Sales by Company-operated restaurants                            2,439.9    2,179.1    260.8     12
Revenues from franchised and affiliated restaurants                903.9      856.0     47.9      6

TOTAL REVENUES                                                   3,343.8    3,035.1    308.7     10

Operating costs and expenses
Company-operated restaurants                                     2,033.1    1,818.0    215.1     12
Franchised restaurants
 -- occupancy costs                                                193.8      178.8     15.0      8
Selling, general & administrative expenses                         377.6      339.9     37.7     11
Other operating (income) expense                                   (29.3)     (13.2)   (16.1)   n/m
Total operating costs and expenses                               2,575.2    2,323.5    251.7     11

OPERATING INCOME                                                   768.6      711.6     57.0      8

Interest expense                                                   100.4      105.2     (4.8)    (5)

Nonoperating (income) expense                                        5.5        5.7      (.2)    (4)

Income before provision for income taxes                           662.7      600.7     62.0     10

Provision for income taxes                                         211.8      198.0     13.8      7

NET INCOME                                                      $  450.9   $  402.7     48.2     12

NET INCOME PER COMMON SHARE                                     $   0.34   $   0.30     0.04     13

NET INCOME PER COMMON SHARE--DILUTED                            $   0.33   $   0.29     0.04     14

Weighted average common shares outstanding                       1,343.4    1,357.3

Weighted average common shares outstanding--diluted              1,383.8    1,409.2

n/m  Not meaningful

                    MCDONALD'S CORPORATION SYSTEMWIDE SALES


Dollars in millions
---------------------------------------------------------------------------
                                                              % Inc/(Dec)
Quarters ended March 31,        2000          1999           As    Constant
                                                       Reported   Currency*
---------------------------------------------------------------------------
US
Operated by franchisees     $3,526.0    $3,346.5          5
Operated by the Company        701.9       668.2          5
Operated by affiliates         277.1       268.5          3
                             4,505.0     4,283.2          5           n/a

Europe
Operated by franchisees      1,269.3     1,232.5          3
Operated by the Company        917.5       911.6          1
Operated by affiliates         118.9       117.7          1
                             2,305.7     2,261.8          2            12

Asia/Pacific
Operated by franchisees        465.3       424.6         10
Operated by the Company        471.2       369.9         27
Operated by affiliates         849.1       716.8         18
                             1,785.6     1,511.3         18            12

Latin America
Operated by franchisees        224.6       191.3         17
Operated by the Company        178.8       119.4         50
Operated by affiliates          30.7        82.9        (63)
                               434.1       393.6         10            12

Other**
Operated by franchisees        293.5       245.0         20
Operated by the Company        170.5       110.0         55
Operated by affiliates          12.3        17.9        (31)
                               476.3       372.9         28            25

Systemwide
Operated by franchisees      5,778.7     5,439.9          6
Operated by the Company      2,439.9     2,179.1         12
Operated by affiliates       1,288.1     1,203.8          7
                            $9,506.7    $8,822.8          8             9

 * Excluding the effect of foreign currency translation on reported results.

** The Other segment includes $47.4 million of sales in 2000 and $4.2 million in 1999 related to Other Brands.

                     MCDONALD'S CORPORATION TOTAL REVENUES


Dollars in millions
--------------------------------------------------------------------------------
                                                            % Inc/(Dec)
                                                               As     Constant
Quarters ended March 31,          2000           1999    Reported    Currency*
--------------------------------------------------------------------------------
U.S.                            $1,209.6      $1,151.3       5           n/a
Europe                           1,171.0       1,156.2       1            10
Asia/Pacific                       526.6         421.6      25            23
Latin America                      228.9         163.6      40            42
Other**                            207.7         142.4      46            42
                                $3,343.8      $3,035.1      10            13

 * Excluding the effect of foreign currency translation on reported results.

** Other segment revenues for the first quarter 2000 includes $37.3 million related to Other Brands.

                 MCDONALD'S CORPORATION FINANCIAL INFORMATION


OPERATING MARGINS - MCDONALD'S RESTAURANT BUSINESS**
-------------------------------------------------------------------------------
                                                              % Inc/(Dec)
                            Percent           Amount         As  Constant
Quarters ended March 31, 2000   1999     2000    1999  Reported Currency*
-------------------------------------------------------------------------------
Company-operated
U.S.                     16.8%  16.6%  $117.6  $110.8        6       n/a
Europe                   17.6   17.4    161.1   158.9        1         9
Asia/Pacific             17.9   16.2     84.2    60.1       40        37
Latin America            12.6   14.2     22.5    16.9       33        37
Other                    13.4   13.1     17.9    14.4       24        20
  Total                  16.8%  16.6%  $403.3  $361.1       12        15

Franchised
U.S.                     79.1%  79.9%  $401.7  $386.1        4       n/a
Europe                   77.3   77.1    196.0   188.7        4        16
Asia/Pacific             82.7   83.4     45.8    43.1        6         5
Latin America            75.6   78.3     37.9    34.6       10        11
Other                    76.9   76.2     28.3    24.7       15        12
  Total                  78.6%  79.1%  $709.7  $677.2        5         8

 *  Excluding the effect of foreign currency translation on reported results.

** Operating margin information relates to McDonald's restaurant business and excludes Other Brands.


COMPANY-OPERATED MARGINS AS A PERCENT OF SALES -
McDONALD'S RESTAURANT BUSINESS*
---------------------------------------------------------
                              Quarters ended March 31
                                    2000         1999
---------------------------------------------------------
Food & paper                      34.3           33.5
Payroll & employee
  benefits                        25.3           26.2
Occupancy & other
  operating expenses              23.6           23.7
     Total expenses               83.2           83.4
Company-operated margins          16.8           16.6

 * Operating margin information relates to McDonald's restaurant business and excludes Other Brands.

                 MCDONALD'S CORPORATION RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS
-----------------------------------------------------------------------------
At March 31,                                          2000    1999  Inc/(Dec)
-----------------------------------------------------------------------------
  U.S.*                                             12,624  12,462       162
  Europe
    Germany                                          1,012     932        80
    England                                            879     817        62
    France                                             801     722        79
    Italy                                              246     202        44
    Spain                                              230     191        39
    Sweden                                             205     178        27
    Netherlands                                        203     187        16
    Poland                                             165     134        31
    Other                                            1,270   1,107       163
    Total Europe                                     5,011   4,470       541
  Asia/Pacific
    Japan*                                           3,278   2,897       381
    Australia                                          682     666        16
    Taiwan                                             321     303        18
    China                                              258     225        33
    Philippines                                        222     198        24
    South Korea                                        184     138        46
    Hong Kong                                          165     155        10
    Other                                              595     547        48
    Total Asia/Pacific                               5,705   5,129       576
  Latin America
    Brazil*                                            961     681       280
    Argentina                                          213     170        43
    Mexico                                             174     145        29
    Other                                              502     437        65
    Total Latin America                              1,850   1,433       417
  Other
    Canada*                                          1,116   1,091        25
    Other                                              453     370        83
    Other Brands                                       237      20       217
    Total Other                                      1,806   1,481       325

Systemwide restaurants
                                                    26,996  24,975     2,021
Countries
                                                       119     115         4

* Includes satellites in 2000: U.S. 1,029; Japan 1,344; Brazil 494; Canada 255. In 1999: U.S. 1,067; Japan 1,148; Brazil 285; Canada 237.

                 MCDONALD'S CORPORATION RESTAURANT INFORMATION

RESTAURANT ADDITIONS
--------------------------------------------------------------------------
Quarters ended March 31                          2000     1999
--------------------------------------------------------------------------
  U.S.                                             (5)     (10)
  Europe                                           68       49
  Asia/Pacific                                     50       74
  Latin America                                    61       28
  Other - McDonald's                               (5)      14
  Other Brands                                     21        2
   Systemwide additions                           190      157

SYSTEMWIDE RESTAURANTS
--------------------------------------------------------------------------
At March 31,                                     2000     1999   Inc/(Dec)
--------------------------------------------------------------------------
US
Operated by franchisees                         9,974    9,832        142
Operated by the Company                         1,841    1,831         10
Operated by affiliates                            809      799         10
                                               12,624   12,462        162

Europe
Operated by franchisees                         2,775    2,398        377
Operated by the Company                         2,019    1,863        156
Operated by affiliates                            217      209          8
                                                5,011    4,470        541

Asia/Pacific
Operated by franchisees                         1,508    1,393        115
Operated by the Company                         1,323    1,151        172
Operated by affiliates                          2,874    2,585        289
                                                5,705    5,129        576

Latin America
Operated by franchisees                         1,004      738        266
Operated by the Company                           742      429        313
Operated by affiliates                            104      266       (162)
                                                1,850    1,433        417

Other
Operated by franchisees                         1,099      955        144
Operated by the Company                           622      419        203
Operated by affiliates                             85      107        (22)
                                                1,806    1,481        325
Systemwide
Operated by franchisees                        16,360   15,316      1,044
Operated by the Company                         6,547    5,693        854
Operated by affiliates                          4,089    3,966        123
                                               26,996   24,975      2,021

                                   #   #   #